Exhibit 10.9

CHANGE IN CONTROL AGREEMENT

CHANGE IN CONTROL AGREEMENT (this “Agreement”) made as of this 25th day of March, 2002 by and between UNITY BANK, a New Jersey state bank with its principal place of business located at 64 Old Highway 22, Clinton, New Jersey 08809 (the “Bank), Unity Bancorp, Inc. a Delaware corporation with its principal place of business located at 64 Old Highway 22, Clinton, New Jersey 08809 (“Unity”) (Bank and Unity collectively, “Employer”), and Michael Downes, an individual residing at                                          (“Executive”).

W I T N E S S E T H:

WHEREAS, Executive is a valued employee of the Bank;

WHEREAS, Employer wishes to ensure that it will continue to get Executive’s undivided effort and attention;

NOW, THEREFORE, in consideration of the mutual promises and undertakings herein contained, the parties hereto, intending to be legally bound, agree as follows:

1.             Change in Control.

(a)           Upon the occurrence of a Change in Control (as herein defined), Executive shall become entitled to receive the payments (the “Payments”) provided for under either paragraph (c) or paragraph (d) below.

(b)           A “Change in Control” shall mean:

(i)                                     a reorganization, merger, consolidation or sale of all or substantially all of the assets of Unity or a similar transaction in which Unity is not the resulting entity; or

(ii)                                  individuals who constitute the Incumbent Board (as herein defined) of Unity cease for any reason to constitute a majority thereof; or

(iii)                               the occurrence of an event of a nature that would be required to be reported in response to Item I of the current report on Form 8-K, as in effect on the date hereof, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”); or

(iv)                              Without limitation, a change in control shall be deemed to have occurred at such time as (i) any “person” (as the term is used in Section 13(d) and 14(d) of the Exchange Act) other than Unity or the trustees or any administrator of any employee stock ownership plan and trust, or any other employee benefit plans, established by Employer from time-to-time is or becomes a “beneficial owner” (as defined in Rule 13-d under the Exchange Act) directly or indirectly, of securities of Unity representing 25% or more of Unity’s outstanding securities ordinarily having the right to vote at the election of directors; or

(v)                                 A proxy statement soliciting proxies from stockholders of Unity is disseminated by someone other than the current management of Unity, seeking stockholder approval of a plan of reorganization, merger or consolidation of Unity or similar transaction with one or more corporations as a result of which the outstanding shares of the class of securities then subject to the plan or transaction are exchanged or converted into cash or property or securities not issued by Unity; or

(vi)                              A tender offer is made for 25% or more of the voting securities of Unity and shareholders owning beneficially or of record 25% or more of the outstanding securities of Unity have tendered or offered to sell their shares pursuant to such tender and such tendered shares have been accepted by the tender offeror.

For these purposes, “Incumbent Board” means the Board of Directors of Unity on the date hereof, provided that any person becoming a director subsequent to the date hereof whose election was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board, or whose nomination for election by members or stockholders was approved by the same nominating committee serving under an Incumbent Board, shall be considered as though he were a member of the Incumbent Board.

(c)           In the event the conditions of Section (a) above are satisfied, and, in connection with such Change in Control Executive’s employment with Employer and/or its successors is terminated within twelve (12) months of such Change In Control, regardless of whether such termination is by Employer or its successor, through Executive’s resignation of employment with Employer, or Executive’s failure to accept an offer of employment with any successor to Employer, Executive shall be entitled to receive a payment equal to eighteen (18) months of Executive’s then current monthly Base Salary (as defined below).  The Payment shall be made to Executive, in a single lump sum payment to be made within thirty (30) days of  the termination of Executive’s employment.  For purposes of this Agreement, the Executive’s monthly Base Salary shall be that annual salary most recently approved by Employer’s Board of Directors or a committee thereof divided by twelve.

In addition to the foregoing, Executive shall be entitled to receive from Employer or its successor, hospital, health, medical and life insurance on the terms and at the same cost to Executive as Executive was receiving such benefits upon the date of the Change in Control.  Employer’s obligation to continue such insurance benefits will be for a period of twelve (12) months.

(d)           In the event the conditions of Section (a) are satisfied and Executive’s employment with the Employer or its successor is not terminated in connection with such Change in Control but rather is continued by the Employer or its successor, in lieu of the payment provided for under paragraph (c) above, Executive shall be entitled to receive a payment equal to nine months of the Executive’s then current Base Salary.  Such payment shall be made upon the consummation of the Change in Control.  If Executive’s employment is subsequently terminated and Executive becomes entitled to benefits under paragraph (c) above, Employer or its successor shall receive credit against any payments required under paragraph (c) for any payments made hereunder.

2.             No Guaranty of Employment.  Nothing in this Agreement shall be construed as guarantying the employment of the Executive.  Executive shall remain an “employee at will” of Employer at all time during the term of this Agreement.

3.             Notices. Any and all notices, demands or requests required or permitted to be given under this Agreement shall be given in writing and sent, (i) by registered or certified U.S.

mail, return receipt requested, (ii) by hand, (iii) by overnight courier or (iv) by telecopier addressed to the parties hereto at their addresses set forth above or such other addresses as they may from time-to-time designate by written notice, given in accordance with the terms of this Section, together with copies thereof as follows:

In the case of Executive, to the address set forth on the first page hereof or to such other address as Executive shall provide in writing to the Employer for the provision of notices hereunder.

In the case of Employer, to the address set forth on the first page hereof with a copy to:

Windels Marx Lane & Mittendorf, LLP

120 Albany Street Plaza, 6th Floor

New Brunswick, New Jersey 08901

Telecopier No. (732) 846-8877

Attention: Robert A. Schwartz

Notice given as provided in this Section shall be deemed effective: (i) on the date hand delivered, (ii) on the first business day following the sending thereof by overnight courier, (iii) on the seventh calendar day (or, if it is not a business day, then the next succeeding business day thereafter) after the depositing thereof into the exclusive custody of the U.S. Postal Service or (iv) on the date telecopied.

4.             Term.  This Agreement shall have a term of three years from the date hereof; provided, however, that in the event the term of this Agreement would terminate at any time after the Employer has engaged in substantive negotiations regarding a transaction which would lead to a Change in Control, this Agreement shall continue to remain in full force in effect until the earlier to occur of (i) the effectuation of the Change in Control or (ii) the termination of the negotiations for the proposed transaction which would have resulted in the Change in Control.

5.             Covenant Not to Compete.  Executive agrees that in the event he becomes entitled to a payment under Section 1(c) hereof, for a period of six (6) months after the termination of his employment, he will not in any way, directly or indirectly, manage, operate, control, accept employment or a consulting position with or otherwise advise or assist or be connected with or own or have any other interest in or right with respect to (other than through ownership of not more than five percent (5%) of the outstanding shares of a corporation whose stock is listed on a national securities exchange or on the National Association of Securities Dealers Automated Quotation System) any enterprise which competes with Employer in the business of banking in the geographic areas in which Employer conducts its business on the date of Executive’s termination.  In the event that this covenant not to compete shall be found by a court of competent jurisdiction to be invalid or unenforceable as against public policy, such court shall exercise discretion in reforming such covenant to the end that Executive shall be subject to a covenant not to compete that is reasonable under the circumstances and enforceable by Employer.  Executive agrees to be bound by any such modified covenant not to compete.

6.             Assignability.  The services of the Executive hereunder are personal in nature, and neither this Agreement nor the rights or obligations of Executive hereunder may be assigned, whether by operation of law or otherwise.  This Agreement shall be binding upon, and inure to the benefit of, Employer and its Successors and assigns.  This Agreement shall inure to the benefit of the Executive’s heirs, executors, administrators and other legal representatives.

7.             Waiver.  The waiver by Employer or the Executive of a breach of any provision of this Agreement by the other shall not operate or be construed as a waiver of any subsequent or other breach hereof.

8.             Applicable Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey without giving effect to principles of conflict of laws.

9.             Entire Agreement.  This Agreement contains the entire agreement of the parties hereto with respect to the subject matter hereof and may not be amended, waived, changed, modified or discharged, except by an agreement in writing signed by the parties hereto.

10.           Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument.

11.           Amendment.  This Agreement may be modified or amended only by an amendment in writing signed by both parties.

12.           Severability.  If any provision of this Agreement shall be held invalid or unenforceable, such invalidity or unenforceability shall attach only to such provision, only to the extent it is invalid or unenforceable, and shall not in any manner affect or render invalid or unenforceable any other severable provision of this Agreement, and this Agreement shall be carried out as if any such invalid or unenforceable provision were not contained herein.

13.           Section Headings.  The headings contained in this Agreement are solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

14.           Fees and Expenses.  If any party to this Agreement institutes any action or proceeding to enforce this Agreement, the prevailing party in such action or proceeding shall be entitled to recover from the non-prevailing party all legal costs and expenses incurred by the prevailing party in such action, including, but not limited to, reasonable attorneys’ fees and other reasonable legal costs and expenses.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement under their respective hands and seals as of the day and year first above written.

ATTEST:	UNITY BANK

	By:	/s/	DAVID D. DALLAS
David D. Dallas, Chairman of the Board

ATTEST:	UNITY BANCORP, INC.

	By:	/s/	DAVID D. DALLAS
David D. Dallas, Chairman of the Board

WITNESS:	EXECUTIVE:

	By:	/s/	MICHAEL DOWNES
Michael Downes